AMENDING AGREEMENT
To The
OPTION AGREEMENT

THIS AGREEMENT made effective as of the 1st day of April, 2005

BETWEEN:

TRYX VENTURES CORP., a body corporate, incorporated under the laws of the State of Nevada;

(hereafter “Optionor”)

- and -

BAROLA OIL & GAS CO. INC., a body corporate, incorporated under the laws of the State of Nevada.

(hereafter “Optionee”)

WHEREAS:

A.
Production Specialties Co., Inc. (“Production Specialties”) and Optionee entered into an Option Agreement dated April 1, 2003 whereby Optionee purchased an option to acquire property lying in and around Madera County, California known as “Triangle T Ranch;”

B.
On or about March 1, 2004, Atlas Energy Corp. (“Atlas”), a Nevada Corporation, acquired all of Production Specialties’ beneficial interest, rights and obligations in the Triangle T Ranch. Under the terms of the parties’ agreement, Production Specialties was authorized to act as Atlas’ exclusive agent for the purpose of extending the Option period and Termination Date of the Option Agreement originally entered into between Production Specialties and Optionee on April 1, 2003. On January 24, 2005, Production Specialties and Optionee entered into an amending agreement to the option agreement for the purpose extending the Option period and Termination Date of the Option Agreement;

C.	On March 7, 2005, Optionor and Atlas entered into an agreement and Optionor acquired all of Altas’ beneficial interest, rights and obligations in the Triangle T Ranch;

D.	Optionor and Optionee now desire to enter into an agreement and further extend the Option period and Termination Date of the Option Agreement;

NOW THEREFORE in consideration of premises and mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each party, the parties agree as follows:

1.	Paragraph 1 titled “Effective Date and Option Period” is hereby amended and restated in full as follows:

“1.01 This Agreement is effective from the date written above to the date on which the Prospect Wells are ready for drilling or 48 months, whichever occurs first (the “Option Period”)”

2.	Paragraph 4 titled ‘Exercise of Option” is hereby amended and restated in full as follows:

“4.01 The option shall be exercised, if at all, by the giving on written notice (the “Exercise Notice”) by the Optionee to the Optionor stating of the Optionee’s election to acquire the Subject Interest, including the actual interest percentage to be purchased at any time during the Option Period and for a period ending ten business days following receipt by the Optionee of written notice from the Optionor stating that the wells are ready for drilling or ten business days following the expiry of 48 months from the date of this agreement (collectively the “Termination Date”);”

  3.   Reaffirmation of the Option Agreement. The parties hereto hereby acknowledge and reaffirm that, except as specifically set forth in Section 1.01 and 4.01, this Amending Agreement does not modify the terms of the Option Agreement and that each party shall maintain its obligations thereunder.

This Amending Agreement may be executed in one or more counterparts, each of which, including a facsimile copy thereof, shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF this agreement has been executed as of the day and year first above written.

TRYX VENTURES CORP.

By  /s/ Alessandra Bordon
Its:

BAROLA OIL & GAS CO. INC.

By  /s/ Henry Starek
Its: